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                                                           For Immediate Release

                                    Contacts:  Larry Harvey       (240) 694-2013
                                               Darryl Edelstein   (240) 694-2012

               CRESTLINE ANNOUNCES THE CLOSING OF THE SALE OF ITS
                        SENIOR LIVING COMMUNITY PORTFOLIO

              BETHESDA, MD, January 11, 2002 - Crestline Capital Corporation (NYSE:CLJ) announced that it has closed on the previously announced sale of its portfolio of 31 senior living communities to Senior Housing Properties Trust (NYSE: SNH), a real estate investment trust (REIT) based in Newton, Massachusetts. Total consideration for the transaction was $600 million. The Company provided $25 million of seller financing to SNH. The note has a 10% interest rate and a maturity of two years.

              Bruce D. Wardinski, Chairman of the Board, President and Chief Executive Officer stated, "We are pleased to announce the closing of the sale of our senior living portfolio to Senior Housing Properties Trust. This transaction is a win for both companies, and we are now 100% focused on the lodging business. This is an excellent transaction for Crestline and our shareholders as it accomplishes a long-term goal and unlocks a substantial amount of capital."

         A summary of the gross sales proceeds from the Company's disposition transactions since January of 2001 is as follows:

                                                              (in millions)
              Sale of 31 Senior Living  Communities               $600
              Sale of Full-Service Hotel Leases                    205
              Sale of 10 Residence Inns                            119
              Sale of Baltimore Courtyard                           26
                                                                ------
                                                                  $950

                  James L. Francis, Executive Vice President and Chief Financial Officer commented, "The sale of the senior living business generated approximately $320 million in after-tax, cash proceeds. After the sale of the senior living business, the Company has approximately $500 million in available cash. On a fully diluted basis, including 2.07 million stock options outstanding and option proceeds of $28.5 million,

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assuming all options are exercised, the Company has approximately $30 in cash per share (based on 17.6 million fully diluted shares).

         Mr. Francis added, "Due to the impact of the dispositions, the Company will experience a substantial decrease in Earnings before Interest Expense, Taxes, Depreciation and Amortization and other non-cash items ("EBITDA"), free cash flow and earnings per share in 2002. In addition, 2002 will be a rough year for the lodging industry. We believe that EBITDA for the Company for 2002 will essentially be breakeven before interest income."

         Mr. Wardinski added, "The Board of Directors and management are evaluating all options to maximize shareholder value, including investments and acquisitions in the lodging business, stock repurchases or a dividend to shareholders."

About the companies

         Crestline Capital Corporation is the parent company of Crestline Hotels & Resorts, among the nation's leading independent hotel management companies.
The Company also leases and has investments in hotel properties. Additional information about Crestline Capital Corporation is available at the company's web site: www.crestlinecapital.com.
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         Crestline Hotels & Resorts manages and leases 36 hotels, resorts and conference and convention centers with nearly 7,000 rooms in thirteen states and the District of Columbia. Crestline Hotels & Resorts manages properties independently and under such well regarded brands as Marriott, Hilton, Sheraton, Renaissance and Crowne Plaza. Additional information about the hotel management company is available at the company's web site: www.crestlinehotels.com.
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Note: Certain matters discussed herein are forward-looking statements within the meaning of the Private Litigation Reform Act of 1995. Certain, but not necessarily all, of such statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should," "estimates" or "anticipates" or the negative thereof or comparable terminology. All forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual transactions, results, performance or achievements of the Company to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. These may include: (i) national and local economic and business conditions or governmental regulations that will affect demand, prices, wages or other costs for hotels; (ii) the level of rates and occupancy that can be achieved by such properties; (iii) the Company's ability to compete effectively in areas such as access, location, quality of properties and rate structures; (iv) the ability to maintain the properties in a first-class manner (including meeting capital expenditure requirements); (v) the availability and terms of financing; (vi) governmental actions and initiatives including the REIT Modernization Act; (vii) the need for compliance with environmental licensure and safety requirements; and (vii) the ability to find available acquisitions and investment opportunities. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions and business opportunities, it can give no assurance that its expectations will be attained or that any deviations will not be material. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.